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Coherent Communications Systems Corporation

                                  Exhibit 21.1

           SUBSIDIARIES OF COHERENT COMMUNICATIONS SYSTEMS CORPORATION

As of March 28, 1997, the Registrant had the following subsidiaries:


Name                                                     Place of Incorporation

E. Coherent Communications Systems Limited               England

Telecon Acquisition Corporation                          Delaware

CCSC International Corporation                           St. Thomas U.S.V.I.

Coherent Communications Systems(Japan) Corporation       Delaware

Coherent Communications Systems Corporation (NY)         Delaware


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